Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-121837
4.25% Series A Cumulative Convertible Perpetual Preferred Shares
CUSIP No. 880915301
Terra Industries Inc.
Prospectus Supplement dated June 30, 2006
to the Prospectus dated March 30, 2005
     The selling securityholders table on pages 57-59 of the prospectus is amended to update and/or add, as applicable, the information regarding the following entities in the prospectus and their respective amount of 4.25% Series A Cumulative Convertible Perpetual Preferred Shares.

		Number of	Principal		Number of
		Shares of	Amount of		Common
	Natural Person with	Series A	Convertible	Number of	Shares owned
	Voting or Investment	preferred	Subordinated	Common	After This
Selling Securityholder(1)(2)	Control(3)	shares	Debentures(4)(5)	Shares(4)(6)	Offering

CNH CA Master Account, L.P.	CNH Partners, LLC(7)	500	$500,000	50,201	nil
**DBAG London	Publicly Held	6,500	$6,500,000	652,610	nil

*	This selling securityholder has advised us that it is a broker or dealer. Accordingly, under interpretations by the staff of the SEC, the selling securityholder is deemed an “underwriter” within the meaning of the Securities Act of 1933.

**	This selling stockholder has advised us that it is an affiliate of a broker-dealer and that it purchased the securities reflected in this table as being owned by it in the ordinary course of business and, at the time of that purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute those securities.

(1)	The selling securityholder is also the beneficial owner.

(2)	Information about other selling securityholders was provided in the base prospectus and may be provided in other prospectus supplements.

(3)	If the selling securityholder is not, and is not a wholly-owned subsidiary of, a company that is required to file periodic and other reports with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act, the natural person(s) who exercise voting power and investment control over the securities is list.

(4)	In each case, none of these securities were held prior to this offering.

(5)	Based on the principal amount of convertible subordinated debentures originally issuable in exchange for the Series A preferred shares, calculated by reference to the initial liquidation preference of the Series A preferred shares of $1,000 per share.

(6)	Based on the common shares originally issuable upon conversion of the Series A preferred shares or the convertible subordinated debentures, based on a conversion rate of 100.4016 common shares for each Series A preferred share, with fractions rounded up to the nearest whole share. The number of common shares so issuable is subject to increase as a result of antidilution adjustments. No fractional shares will be issued upon conversion of the Series A preferred shares.

(7)	CNH Partners, LLC is the investment advisor of the selling securityholder and has sole voting and dispositive power over the Series A preferred shares. Investment principals for CNH Partners, LLC are Robert Krail, Mark Mitchell and Todd Pulvino.